Exhibit 1(b)

ALCOA INC.

Debt Securities and

Warrants to Purchase

Debt Securities

Terms Agreement

July 10, 2008

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Attn.: Chief Financial Officer

Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule I hereto and for their respective accounts, we offer to purchase, severally and not jointly, on the basis of the representations, warranties and agreements contained in the Underwriting Agreement, dated the date hereof, relating to your Debt Securities and Warrants to Purchase Debt Securities, the form of which was incorporated as an exhibit to your Registration Statement on Form S-3ASR (No. 333-149623) (the “Underwriting Agreement”), but subject to the terms and conditions set forth therein modified as set forth below (the provisions of which Underwriting Agreement, as amended, are herein incorporated by reference in their entirety and deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein), the respective principal amounts of Debt Securities set forth in Schedule I hereto (the “Securities”), on the following terms:

I.	Title:	6.00% Notes Due 2013

	Principal Amount:	$750,000,000

	Interest:	6.000% per annum, from July 15, 2008, payable semiannually on January 15 and July 15 of each year, commencing January 15, 2009 to the persons in whose names the 2013 Notes are registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest date.

	Maturity:	July 15, 2013.

	Optional Redemption:	The 2013 Notes will be redeemable in whole or in part, at the option of the Company at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the 2013 Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of such 2013 Notes to be redeemed, or (ii) the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points plus accrued interest to the date of the redemption which has not been paid.

	Sinking Fund:	None.

	Delayed Delivery Contracts:	None.

	Purchase Price:	99.335% of the principal amount, plus accrued interest, if any, from July 15, 2008.

	Expected Reoffering Price:	99.685% of the principal amount plus accrued interest, if any, from July 15, 2008, subject to change by the undersigned.

	Closing:	10:00 A.M. on July 15, 2008 at Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019; purchase price payable by electronic transfer of immediately available funds.

II.	Title:	6.75% Notes due 2018.

	Principal Amount:	$750,000,000

	Interest:	6.750% per annum, from July 15, 2008, payable semiannually on January 15 and July 15 of each year, commencing January 15, 2009 to the persons in whose names the 2018 Notes are registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest date.

	Maturity:	July 15, 2018.

Optional Redemption:	The 2018 Notes will be redeemable in whole or in part, at the option of the Company at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the 2018 Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of such 2018 Notes to be redeemed, or (ii) the sum of the present values of the Remaining Scheduled Payments, discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points plus accrued interest to the date of the redemption which has not been paid.

Sinking Fund:	None.

Delayed Delivery Contracts:	None.

Purchase Price:	99.234% of the principal amount, plus accrued interest, if any, from July 15, 2008.

Expected Reoffering Price:	99.684% of the principal amount plus accrued interest, if any, from July 15, 2008, subject to change by the undersigned.

Closing:	10:00 A.M. on July 15, 2008 at Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019; purchase price payable by electronic transfer of immediately available funds.

Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the Securities, directly or indirectly, or distribute the prospectus supplement or prospectus or any other offering material relating to the Securities, in or from any jurisdiction except under circumstances that will, to the best of the underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on the Company except as set forth in this underwriting agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of

1. an average of at least 250 employees during the last financial year;

2. a total balance sheet of more than €43,000,000; and

3. an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a) (i) it is a qualified investor within the meaning of Section 86(7) of the Financial Services and Markets Act 2000 (the “FSMA”), and (ii) it has not offered or sold and will not offer or sell any of the Securities to persons in the United Kingdom except to persons who are qualified investors within the meaning of Section 86(7) of the FSMA or otherwise in circumstances which do not require a prospectus to be made available to the public in the United Kingdom within the meaning of Section 85(1) of the FSMA;

(b) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which section 21(1) of FSMA does not apply to the company; and

(c) has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule I hereto.

It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by the Underwriters listed in Schedule I hereto by the aggregate principal amount to be purchased by such additional Underwriters.

The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Securities that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this agreement.

The provisions of the Underwriting Agreement are incorporated herein by reference. The Company also represents that the financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.

Time of Sale Information shall include the Preliminary Prospectus Supplement dated July 10, 2008 and accompanying prospectus dated March 10, 2008 (together the “Preliminary Prospectus”), as filed by the Company pursuant to Rule 424(b)(3) under the Act. The Final Term Sheet dated July 10, 2008, as filed pursuant to Rule 433 under the Act and attached hereto as Exhibit A, shall be an approved Issuer Free Writing Prospectus and shall constitute part of the Time of Sale Information.

[Signature Page Follows]

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:	/s/ Lily Chang
Name:	Lily Chang
Title:	Principal

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
Name:	Pamela Kendall
Title:	Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Chandru M. Harjani
Name:	Chandru M. Harjani
Title:	Vice President

LEHMAN BROTHERS INC.

By:	/s/ Allen B. Cutler
Name:	Allen B. Cutler
Title:	Managing Director

Acting on behalf of themselves and as Representatives of the Several Underwriters set forth in Schedule I

Accepted:

ALCOA INC.

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

SCHEDULE I

Underwriters	Principal Amount of 2013 Notes	Principal Amount of 2018 Notes
Joint Book-Running Managers
Banc of America Securities LLC	$150,000,000	$150,000,000
Barclays Capital Inc.	$150,000,000	$150,000,000
Citigroup Global Markets Inc.	$150,000,000	$150,000,000
Lehman Brothers Inc.	$150,000,000	$150,000,000

Lead Co-Manager
Mitsubishi UFJ Securities International plc	$45,000,000	$45,000,000

Co-Managers
BNP Paribas Securities Corp.	$16,875,000	$16,875,000
Deustche Bank Securities Inc.	$16,875,000	$16,875,000
ANZ Securities, Inc.	$7,500,000	$7,500,000
BBVA Securities, Inc.	$7,500,000	$7,500,000
BMO Capital Markets Corp.	$7,500,000	$7,500,000
BNY Mellon Capital Markets, LLC	$7,500,000	$7,500,000
Goldman, Sachs & Co.	$7,500,000	$7,500,000
Greenwich Capital Markets, Inc.	$7,500,000	$7,500,000
Morgan Stanley & Co. Incorporated	$7,500,000	$7,500,000
UBS Securities LLC	$7,500,000	$7,500,000

Managers
Banca IMI SpA	$3,750,000	$3,750,000
Daiwa Securities America Inc.	$3,750,000	$3,750,000
J.P. Morgan Securities Inc.	$3,750,000	$3,750,000
Total	$750,000,000	$750,000,000

EXHIBIT A

PRICING TERM SHEET

July 10, 2008

Alcoa Inc.

$750,000,000 6.00% Notes due 2013

$750,000,000 6.75% Notes due 2018

Issuer:	Alcoa Inc.

Title of Securities:	6.00% Notes due 2013 (the “2013 Notes”)
6.75% Notes due 2018 (the “2018 Notes”)

Offering Format:	SEC Registered

Trade Date:	July 10, 2008

Settlement Date (T+3):	July 15, 2008

Maturity Date:	2013 Notes: July 15, 2013
2018 Notes: July 15, 2018

Coupon (Interest Rate):	2013 Notes: 6.000% per annum
2018 Notes: 6.750% per annum

Aggregate Principal Amount Offered:	2013 Notes: $750,000,000
2018 Notes: $750,000,000

Price to Public (Issue Price):	2013 Notes: 99.685% of principal plus accrued interest, if any, from July 15, 2008
2018 Notes: 99.684% of principal plus accrued interest, if any, from July 15, 2008

Benchmark Treasury:	2013 Notes: 3.375% of 06/13
2018 Notes: 3.875% of 05/18

Benchmark Treasury Price and Yield:	2013 Notes: 101-12; 3.074%
2018 Notes: 100-21; 3.794%

Spread to Benchmark Treasury:	2013 Notes: +300 bps
2018 Notes: +300 bps

Yield to Maturity:	2013 Notes: 6.074%
2018 Notes: 6.794%

Interest Payment Dates:	2013 Notes: Semi-annually on each January 15 and July
15 commencing January 15, 2009
2018 Notes: Semi-annually on each January 15 and July
15 commencing January 15, 2009

Long-term Debt Ratings:	Baa1 by Moody’s Investors Service, Inc.
BBB+ by Standard & Poor’s Ratings Services

Optional Redemption:	2013 Notes: Make-whole at T + 45 bps
2018 Notes: Make-whole at T + 45 bps

Change of Control Offer:	If a change of control triggering event occurs with respect to the 2013 Notes or the 2018 Notes, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes with respect to which the change of control triggering event has occurred at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated July 10, 2008 relating to the Notes)

Joint Book-running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Lehman Brothers Inc.

Lead Co-Manager:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Co-Managers:	ANZ Securities, Inc.
BBVA Securities, Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Greenwich Capital Markets, Inc.
UBS Securities LLC

Managers:	Banca IMI SpA
Daiwa Securities America Inc.
J.P. Morgan Securities Inc.

CUSIPS:	2013 Notes: 013817 AR2
2018 Notes: 013817 AS0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-(800) 294-1322; (ii) Barclays Capital Inc. toll-free at 1-(888) 227-2275, ext. 2663; (iii) Citigroup Global Markets Inc. toll-free at 1-(877)858-5407, or (iv) Lehman Brothers Inc. toll-free at 1-(888) 603-5847.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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